SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                   -------------------------------------------


                                    FORM 8-K

                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 Date of Report
                       (Date of earliest event reported):

                                February 22, 1999

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                         THERMO INSTRUMENT SYSTEMS INC.
             (Exact name of Registrant as specified in its charter)


Delaware                         1-9786                           04-2925809
(State or other               (Commission                      (I.R.S. Employer
jurisdiction of               File Number)                      Identification
incorporation or                                                    Number)
organization)


860 West Airport Freeway
Suite 301
Hurst, Texas                                                        76054
(Address of principal executive offices)                          (Zip Code)


                                 (817) 485-6663
                         (Registrant's telephone number
                              including area code)



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Item 5.  Other Events.

     On January 7, 1999, Thermo Instrument Systems Inc. (the "Registrant") announced that it would commence a tender offer (the "Offer") for all of the outstanding shares of Spectra-Physics AB, a publicly traded company with its shares listed on the Stockholm Stock Exchange, and the parent company of Spectra-Physics Lasers, Inc., a publicly traded company with its shares listed on NASDAQ. On February 22, 1999, the Registrant announced that all of the conditions  of its  Offer  had  been  satisfied  and  that  the  Offer  was then unconditional in all respects. As of February 22, 1999, the Registrant had purchased and received acceptances for approximately 17.3 million, or approximately 98 percent, of all outstanding Spectra-Physics AB shares, at a price of 160 Swedish krona per share (approximately $20 per share). The Registrant expects to acquire any remaining outstanding shares under the compulsory acquisition rules applicable to Swedish companies.

     The businesses acquired manufacture a wide range of laser-based instrumentation systems, primarily for the process-control, industrial measurement, construction, research, commercial, and government markets. Spectra-Physics AB's revenues for 1998 were approximately $442 million.

     The purchase price for the 98% of the outstanding shares of Spectra-Physics AB that have been purchased by the Registrant was approximately $355 million. To finance the Offer, the Registrant utilized approximately $155 million of available cash and $200 million of borrowings from Thermo Electron Corporation ("Thermo Electron"), the Registrant's parent corporation. The indebtedness to Thermo Electron bears interest at a variable commercial paper-based rate, which rate is initially 5.03%, and is due August 27, 1999.

     Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

         (a)     Financial Statements of Business Acquired:  Not applicable.

         (b)     Pro Forma  Financial  Information:  Not applicable.

         (c)      Exhibits: Not applicable.

                                    SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on this 9th day of March, 1999.



                                                  THERMO INSTRUMENT SYSTEMS INC.


                                                  By: /s/ Theo Melas-Kyriazi
                                                      Theo Melas-Kyriazi
                                                      Chief Financial Officer